Exhibit 10.3

Certain identified information in this document has been excluded because it is both (i) not material and (ii) is the type of information that the Company customarily and actually treats as private or confidential. This document has been marked with “[***]” to indicate where omissions have been made.

LOAN PROGRAM AGREEMENT

between

LEAD BANK

and

AFFIRM, INC.

Dated as of
May 31, 2023

Table of Contents

ii

Exhibits

Exhibit A    Program Terms
Exhibit B    [Reserved]
Exhibit C    Compliance Guidelines
Exhibit D    Form of Loan Origination Report
Exhibit E    [Reserved]
Exhibit F    Notice/Approval and Response Guidelines
Exhibit G    List of Current Third-Party Service Providers

Schedules
Schedule 3.2(f)    Platform Agent Audit and Monitoring Program

iii

LOAN PROGRAM AGREEMENT
THIS LOAN PROGRAM AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is made and entered into as of May 31, 2023 (the “Effective Date”), by and between Lead Bank, an FDIC-insured state-chartered Missouri bank (“Bank”) and AFFIRM, INC., a Delaware corporation (“Platform Agent”).
WHEREAS, Bank is an FDIC-insured state-chartered Missouri bank with the authority to originate consumer loans, including certain types of mutually agreed upon commercial loans, throughout the United States of America;
WHEREAS, Platform Agent is in the business of facilitating the marketing of consumer and certain types of mutually agreed upon commercial loans;
WHEREAS, Platform Agent and its Affiliates have developed a loan application processing system (the “Platform”) which is capable of processing applications for consumer and certain types of mutually agreed upon commercial loans in accordance with Bank’s credit criteria; and
WHEREAS, Bank desires to use the Platform to promote the availability of credit, encourage the submission of applications through the Platform for such credit and facilitate the making of loans in accordance with Bank’s credit criteria to qualifying consumers and businesses.
NOW, THEREFORE, in consideration of the foregoing and the terms, conditions and mutual covenants and agreements contained herein, for good and valuable consideration, the receipt and sufficiency of which are hereby conclusively acknowledged, the parties agree as follows:
ARTICLE I

DEFINITIONS AND CONSTRUCTION
Section 1.1.    Definitions. The following defined terms shall have the indicated meanings set forth in this Section 1.1. To the extent used but not otherwise defined herein, defined terms shall have the meanings attributed to them in the Loan Sale Agreement.
“ACH” means automated clearing house.
“Advertising Materials” means all materials and methods used by Platform Agent in the performance of its marketing, advertising, promotional and solicitation services under this Agreement, including but not limited to advertisements, direct mail pieces, electronic, telephonic and/or internet marketing, brochures, call scripts, website materials and any other similar materials, and includes all content related to the Program on any website hosted by Platform Agent; provided, however, that Advertising Materials shall not include any marketing materials utilized by Merchants other than marketing guides provided to Merchants by Platform Agent.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person. As used in this definition of Affiliate, the term “control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through ownership of such Person’s voting securities, by contract or otherwise, and the terms “affiliated,” “controlling” and “controlled” have correlative meanings to the foregoing.
“Agreement” means this Loan Program Agreement, including all schedules and exhibits hereto.
“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to Bank, Platform Agent or its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Anti-Money Laundering Laws” means all laws, rules and regulations of any jurisdiction applicable to Bank, Platform Agent or its Subsidiaries or its performance hereunder from time to time concerning or relating to money-laundering, including the Bank Secrecy Act and Regulation X promulgated thereunder and the applicable sections of the Patriot Act and implementing regulations related to know-your-customer and customer identification programs.
“Applicable Laws” means all federal, state and local laws, statutes, ordinances, regulations and orders, together with all rules established by self-regulatory organizations, including the National Automated Clearing House Association, or government sponsored entities, applicable to a party or relating to or affecting any aspect of the Program (including the Loans), consumer credit laws, rules and regulations, and all requirements of any Regulatory Authority having jurisdiction over a party hereto or any activity provided for in this Agreement or any other Program Document, including in connection with a judicial proceeding in which Bank, Platform Agent or a Third-Party Service Provider is a party and all rules and any regulations or policy statements or guidance and any similar pronouncement of a Regulatory Authority, or officially published regulatory interpretation of the foregoing, applicable to the acts of Bank, Platform Agent or a Third-Party Service Provider as they relate to the Program or a party’s performance of their obligations under the Program Documents.
“Approval Request” has the meaning set forth in Section 3.1(c).
“Bank” means Lead Bank.
“Bank Origination Month” means each month in which Bank originates Loans during the Term.
“Bank Origination Monthly Cohort” means, with respect to each Bank Origination Month, each of the Loans originated by Bank during such Bank Origination Month.
“Bank Secrecy Act” means the Bank Secrecy Act, 31 U.S.C. § 5311 et seq.

“Borrower” means, with respect to a Loan, each Person who is a borrower under such Loan and each other obligor (including any co-signor or guarantor) that is required to satisfy the payment obligation with respect to such Loan.
“Business Day” means any day upon which Missouri state banks are open for business, but excluding Saturdays and Sundays.
“Change of Control” means, with respect to a Person, the occurrence of either (a) any merger or consolidation with another Person or (b) an event by which any Person that is not an Affiliate of such Person succeeds to all or substantially all of its properties and assets; provided, however, that neither an initial public offering of such party’s securities nor an internal reorganization of such party whereby the same beneficial owner of such party retains such beneficial ownership after giving effect to such transfer shall constitute a “Change of Control”.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.
“Complaint” means an oral or written statement or inquiry from a consumer, or his or her representatives, or about a consumer concerning products or services offered by Bank or Platform Agent in connection with this Agreement. “Inquiry” for purposes of this definition excludes a question that a reasonable person would conclude from the facts does not indicate a concern on the part of the person making the inquiry. For the avoidance of doubt, a Complaint shall not include: (a) general information requests; (b) transaction requests; (c) any communication that a reasonable person would conclude from the facts does not indicate a concern on the part of the person submitting such communication; (d) comments on social media channels maintained by Platform Agent or its Affiliates that are either (i) from an individual that is not a customer or prospective customer or (ii) from a customer that does not seek a specific outcome or assistance; or (e) communications from a customer after a completed or remediated application, interaction, Complaint or dispute in which such customer expresses disagreement with the outcome but does not provide or identify any justification for such disagreement or for changing the outcome.
“Compliance Guidelines” means the policies and procedures for compliance with Applicable Laws, as set forth in Exhibit C.
“Confidential Information” means confidential or proprietary information including the names and addresses of a party’s customers, marketing plans and objectives, research and test results and other information that is confidential and the property of the party disclosing the information, which shall include (a) the Program Documents, the Program Guidelines and the Program Materials, (b) Customer Information, (c) business information (including products and services, employee information, business models, know-how, strategies, designs, reports, data, research, financial information, pricing information, corporate client information, market definitions and information, and business inventions and ideas), and (d) Technical Information.

“Credit Policy” means the credit requirements, including requirements applicable to applications for the extension of credit, of Bank as set forth in the Program Guidelines to be used by Platform Agent in reviewing all Loan Applications on behalf of Bank.
“Credit Model Policy” means Platform Agent’s policies and procedures regarding its model risk management, which shall include the policies and procedures required by FIL 22.
“Customer Information” means all information concerning Borrowers and Loan Applicants, including nonpublic personal information as defined under the Gramm-Leach-Bliley Act of 1999 and implementing regulations, including all nonpublic personal information of or related to customers or consumers of either party, including names, addresses, telephone numbers, account numbers, customer lists, credit scores and account, financial and transaction information, consumer reports and information derived from consumer reports that is subject to protection from publication under Applicable Laws, including any and all Borrower information handled by Platform Agent or Bank in connection with the Program required to be treated as confidential or otherwise subject to the control objectives of the Payment Card Industry Data Security Standard, as set forth by the PCI Security Standards Council or its successors, including the rules and regulations thereunder.
“Disbursed Proceeds” [***].
“Effective Date” has the meaning set forth in the preamble to this Agreement.
“FCRA” means the Fair Credit Reporting Act of 1970 and any rule or regulation implemented thereunder.
“FDIC” means the Federal Deposit Insurance Corporation.
“FFIEC” means the Federal Financial Institutions Examination Council.
“FIL 22” means Financial Institution Letter FIL-22-2017, dated June 7, 2017, by the FDIC and any guidance issued thereunder.
“Funding Date” means any day on which Bank receives a Funding Statement from Platform Agent pursuant to Section 5.1(a); provided, however, that if Bank receives any such Funding Statement (a) on a day that is not a Business Day or (b) after 12:00 p.m. (eastern time) on a Business Day, Bank may delay the Funding Date to be the immediately succeeding Business Day.
“Funding Statement” means a statement provided by Platform Agent to Bank with respect to each Loan that Platform Agent is submitting to Bank for origination containing (a) a list of all Loan Applicants that meet the eligibility criteria set forth in the Program Guidelines; (b) the Original Borrower Loan Amount and the Disbursed Proceeds for each such Loan; (c) all information necessary for the transfer of the Disbursed Proceeds to the related Merchant on behalf of the Borrower, including depository institution names, routing numbers and account numbers; and (d) such other information as shall be reasonably requested by Bank and mutually agreed to by Bank and Platform Agent.
“GAAP” means generally accepted accounting principles in the United States of America, applied on a materially consistent basis.
“Governmental Authority” means any court, board, agency, commission, office or authority of any nature whatsoever or any governmental unit (federal, state, commonwealth, county, district, municipal, city or otherwise), including the Department of Justice, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System and the Missouri Division of Finance whether now or hereafter in existence, including any Regulatory Authority.
“Holdco” means Affirm Holdings, Inc., a Delaware corporation.
“Information Security Incident” means any actual or reasonably suspected unauthorized access to or acquisition, use, disclosure, modification or destruction of any Customer Information.
“Initial Term” means the three years following the Effective Date.
“Intellectual Property Rights” means (a) all intellectual property rights of any kind, worldwide, including utility patents, design patents, utility models and all applications for the foregoing, (b) Marks, and (c) published and unpublished works of authorship, registered and unregistered copyrights and all registrations and applications for the foregoing; software, technology and documentation; and trade secrets, Technical Information, business information, ideas, inventions, know-how and other confidential and proprietary information, in whatever form.
“Launch Date” means the date on which the first Loan Application is received.
“Legal Process” means any legal process including, but not limited to, summonses, complaints, subpoenas, court orders, and any other legal requests issued by a court of competent jurisdiction, government and law enforcement agencies, and private parties.
“Level One Complaint” means any written Complaint (a) received through a Governmental Authority or (b) identifying and substantiating any violation of UDAAP or Fair Lending Laws (in each case, as defined in Exhibit C) that requires immediate attention.
“Liquidity” means liquidity in financing facility availability, unrestricted cash or cash equivalents.
“Liquidity Trigger” [***].
“Loan” means a consumer or commercial loan made by Bank to a Borrower under the Program.

“Loan Account Agreement” means, with respect to a Loan, the document or documents containing the terms and conditions of such Loan, including the disclosure statement, the loan agreement and the privacy notice.
“Loan Applicant” means a prospective Borrower that has completed a Loan Application for a Loan.
“Loan Application” means, with respect to a Loan or prospective Loan, the completed electronic application submitted by a Loan Applicant, on a form approved by Bank, related to a request for a Loan, together with any exhibits and ancillary materials; provided that the Loan Application may only be modified with the consent of Bank in its sole discretion.
“Loan Documents” mean, collectively, with respect to a Loan, the related Loan Account Agreement, the related Loan Application and any other documents provided to the related Borrower in connection with such Loan.
“Loan Origination Report” means a report substantially in the form of Exhibit D.
“Loan Performance Fee” [***].
“Loan Performance Fee Rate” has the meaning set forth in Exhibit A.
“Loan Sale Agreement” means the Loan Sale Agreement, dated as of the date hereof, between Bank, as seller, and the Purchaser, pursuant to which Bank has agreed to sell Loans originated under the Program to Platform Agent.
“Losses” means all costs, damages, losses, fines, penalties, judgments, settlements and expenses whatsoever, including outside attorneys’ fees and disbursements and court costs reasonably incurred by an indemnified party.
“Marks” means trademarks, trade names, service marks, logos, brands, corporate names, trade dress, domain names, social media user names, other source identifiers or indicia of goods or services, whether registered or unregistered, all registrations and applications for registration of the foregoing, all issuances, extensions, and renewals of such registrations and applications, and all goodwill associated with any of the foregoing.
“Material Adverse Effect” means, (a) with respect to a party, a material adverse effect on (i) the business, condition (financial or otherwise), operations or performance under this Agreement or any other Program Document of such party or (ii) the validity, enforceability or collectability of this Agreement or any other Program Document or (b) with respect to the Loans, the validity, enforceability or collectability of a material portion of (i) the Loans or (ii) the Loan Documents.
“Merchant” means a seller of goods or services to a Borrower.
“Minimum Annual Fee” has the meaning set forth in Exhibit A.

“Notification Related Costs” means Bank’s external costs associated with investigating, addressing and responding to an Information Security Incident, including: (a) preparation and mailing or other transmission of notifications or other communications to consumers, employees or others as Bank deems reasonably appropriate; (b) establishment of a call center or other communications procedures in response to such Information Security Incident (e.g., customer service FAQs, talking points and training); (c) public relations and other similar crisis management services; (d) legal, consulting, forensic expert and accounting fees and expenses associated with Bank’s investigation of and response to such incident; and (e) costs for commercially reasonable credit reporting and monitoring services that are associated with legally required notifications or are advisable under the circumstances.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.
“Original Borrower Loan Amount” means, with respect to a Loan, the original principal balance of such Loan.
“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT Act) of 2001, and corresponding provisions of future laws.
“Patriot Act Offense” means any violation of the criminal laws of the United States of America or any state therein, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any state therein, as well as the crimes of conspiracy to commit, or aiding and abetting another to commit a crime, relating to terrorism or the laundering of monetary instruments, including any offense under (a) the criminal laws against terrorism, (b) the criminal laws against money laundering, (c) the Bank Secrecy Act, (d) the Money Laundering Control Act of 1986 or (e) the Patriot Act.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any Governmental Authority or any fiduciary acting in such capacity on behalf of any of the foregoing.
“Platform Agent” means Affirm, Inc., a Delaware corporation.
“Platform Agent Facilitation Fee” [***].
“Platform Agent Facilitation Fee Rate” means, with respect to each Loan, the rate negotiated between Platform Agent and the related Merchant or a Third-Party Service Provider within the range set forth in Exhibit A.
“Platform Agent Platform” means the computer software, proprietary system information, and related technology and documentation, developed and owned by, or licensed by third parties to, Platform Agent relating to the services offered or provided by Platform Agent to its customers pursuant to this Agreement, including the website operated by Platform Agent, and all Intellectual Property Rights therein owned by Platform Agent or licensed by third parties to

Platform Agent; provided that the Platform Agent Platform does not include any Intellectual Property Rights owned by Bank or licensed by third parties to Bank.
“Platform Technical Auditor” means a consultant that is (a) not an Affiliate of Bank and (b) qualified to audit the Technical Information related to the Program.
“Program” means the Platform Agent’s program for the marketing and servicing of Loans which Bank will originate pursuant to this Agreement and the Program Guidelines.
“Program Documents” means, collectively, this Agreement, the Servicing Agreement and the Loan Sale Agreement.
“Program Guidelines” means the guidelines for the administration of the Program, including but not limited to the Credit Policy, the Underwriting Procedures and the Compliance Guidelines.
“Program Manager” means the respective principal contact appointed by Bank and Platform Agent to facilitate day-to-day operations and resolve issues that may arise in connection with the Program.
“Program Materials” means all Loan Documents and all other documents, materials and methods used in connection with the performance of Platform Agent’s and Bank’s obligations under this Agreement, including the Loan Applications, disclosures required by Applicable Laws and collection materials.
“Program Terms” means the pricing schedule and other loan terms and conditions in connection with the Program and all Loans, as specified on Exhibit A and the Credit Policy.
“Purchase Premium” [***].
“Purchase Premium Rate” has the meaning set forth in Exhibit A.
“Purchaser” means Affirm, Inc., in its capacity as Purchaser pursuant to the Sale Agreement.
“Regulatory Authority” means the Missouri Division of Finance, the FDIC and any local, state or federal regulatory authority, that currently has, or may in the future have, jurisdiction or exercising regulatory or similar oversight with respect to any of the activities contemplated by this Agreement or any other Program Document or to Bank, Platform Agent or Third-Party Service Providers (except that nothing herein shall be deemed to constitute an acknowledgement by Bank or Platform Agent that any Regulatory Authority other than the Missouri Division of Finance and the FDIC has jurisdiction or exercises regulatory or similar oversight with respect to Bank or this Agreement).
“Renewal Term” has the meaning set forth in Section 7.1.

“Representatives” means, with respect to any Person, the respective Affiliates, officers, directors, counsel, representatives, employees, advisors, accountants, auditors or agents of such Person.
“Response Timeline” has the meaning set forth in Section 3.1(c).
“Retained Loan” means each Loan that is not sold by Bank to Purchaser pursuant to Section 2 of the Loan Sale Agreement.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States government, including those administered by the OFAC or the U.S. Department of State.
“Securitization Transaction” means the issuance of an “asset backed security” (as defined under 17 C.F.R. § 229.1101(c) or Section 3(a)(77) of the Securities Exchange Act of 1934) backed by any Loans and any amounts owing thereunder.
“Servicing Agreement” means the Servicing Agreement, dated as of the date hereof, between Affirm, Inc., as servicer, and Bank.
“Settled Loan” means a Loan that has been paid in full or the balance owed by the Borrower on such Loan is waived or forgiven.
“Significant Third Party Service Provider” has the meaning set forth in Section 2.6(b).
“Subsidiary” means, with respect to a Person, any entity with respect to which more than fifty percent (50%) of the outstanding voting securities shall at any time be owned or controlled, directly or indirectly, by such Person or any similar business organization which is so owned or controlled.
“Tangible Net Worth” means, as of any date of determination, the aggregate total assets of Holdco and its consolidated Subsidiaries minus (a) the aggregate Total Liabilities of Holdco and its consolidated Subsidiaries, minus (b) any intangible assets of Holdco, minus (c) amounts due to Holdco from any of its affiliates, in each case, as determined in accordance with GAAP.
“Tangible Net Worth Trigger” [***].
“Taxes” has the meaning set forth in Section 6.3.
“Technical Information” means, with respect to the Program and Platform Agent Platform, all software, source code, documentation, algorithms, models, developments, inventions, processes, ideas, designs, drawings, hardware configuration and technical specifications, including computer terminal specifications and the source code developed from such specifications.
“Term” has the meaning set forth in Section 7.1.

“Termination Event” has the meaning set forth in Section 8.1(a).
“Third-Party Service Provider” means, with respect to either Bank or Platform Agent, any contractor or service provider retained by Bank or Platform Agent, respectively, that provides or renders services in connection with the Program or this Agreement.
“Total Liabilities” means, as of any date of determination, the aggregate amount of all balance sheet liabilities of Holdco, as determined on a consolidated basis in accordance with GAAP (excluding the amount of any non-recourse indebtedness of Holdco and its consolidated Subsidiaries).
“Underwriting Procedures” means the underwriting requirements of Bank to be used by Platform Agent in reviewing all Loan Applications on behalf of Bank.
Section 1.2.    Construction. As used in this Agreement: (a) all references to the masculine gender shall include the feminine gender (and vice versa); (b) all references to “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (c) references to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation; (d) references to another agreement, instrument or other document means such agreement, instrument or other document as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof; (e) references to “dollars” or “$” shall be to United States dollars unless otherwise specified herein; (f) unless otherwise specified, all references to days, months, quarters or years shall be deemed to be preceded by the word “calendar”; (g) “or” is not exclusive; (h) unless otherwise specified, all references to an article, section, subsection, exhibit or schedule shall be deemed to refer to, respectively, an article, section, subsection, exhibit or schedule of or to this Agreement; (i) unless the context otherwise clearly indicates, words used in the singular include the plural and words in the plural include the singular; and (j) in connection with the computation of any time period, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.
ARTICLE II

GENERAL PROGRAM DESCRIPTION
Section 2.1.    General Description. Platform Agent and Bank hereby agree that (a) Platform Agent shall market loans in accordance with the Program Guidelines throughout the United States and its territories in order to facilitate the making of Loans by Bank to Borrowers; (b) any review or other involvement by Bank in any action or any document preparation shall not relieve Platform Agent from its obligations to ensure that Loans are originated and Loan Applications are handled in accordance with Applicable Laws and the Program Guidelines; and (c) Platform Agent is acting under this Agreement as a service provider for Bank.
Section 2.2.    Program Terms and Program Guidelines. Platform Agent shall comply with the Program Terms and the Program Guidelines in connection with the administration of the Program.

Section 2.3.    Program Modifications.
(a)    Program Modifications. Bank may change the Program Guidelines in its discretion, upon not less than thirty (30) days prior notice to Platform Agent, provided that the foregoing prior notice shall not be required in the event such modification is the result of a change in Applicable Law or at the request or supervisory recommendation related to the Platform Agent, Program or Bank’s third party lending partnerships inclusive of the Program of a Regulatory Authority; provided further that if (i) such change is not as a result of a change in Applicable Law or at the request or supervisory recommendation related to the Platform Agent, Program or Bank’s third party lending partnerships inclusive of the Program of a Regulatory Authority and such change would, in the reasonable and good faith determination of Platform Agent, materially and adversely affect Platform Agent, Platform Agent may suspend the Program until it has mutually agreed with Bank to modify the Program Guidelines in a manner that satisfies both Bank and Platform Agent, and (ii) such change is as a result of a change in Applicable Law or at the request or supervisory recommendation related to the Platform Agent, Program or Bank’s third party lending partnerships inclusive of the Program of a Regulatory Authority, Platform Agent shall implement such change as soon as practicable. In the event that Bank’s change to the Program Guidelines requires modifications to the Platform Agent Platform, Bank agrees to provide Platform Agent with adequate time as may be reasonably necessary for Platform Agent to implement such changes.
(b)    Platform Agent Requests. Platform Agent may recommend modifications to the Program Guidelines for the improvement of the Program to Bank for incorporation into the Program Guidelines by Bank. Such modifications shall not be unreasonably rejected, conditioned or delayed.
Notwithstanding anything contained in this Section 2.3 to the contrary, Bank shall have the absolute right to approve, deny or modify the Credit Policy, provided that Bank shall provide prior written notice to Platform Agent of any such denial or modification of the Credit Policy.

Section 2.4.    Ownership of Loans and Customer Information.
(a)    From the date Bank funds a Loan in accordance with the Program Guidelines to the date on which Bank sells, transfers and assigns any such Loan to the Purchaser pursuant to the Loan Sale Agreement, Bank shall be the sole owner for all purposes (including for tax, accounting and legal purposes) of such Loan. Bank agrees to make entries on its books and records to clearly indicate the sale, transfer and assignment of each Loan to Purchaser pursuant to the terms of the Loan Sale Agreement. Except as otherwise set forth in this Agreement, Bank shall not have any liability to Purchaser for (i) the Borrower’s failure to make repayment of any amount at any time due under any Loan or (ii) the servicing of any Loan after each such date on which Bank sells, transfer and assigns such Loan to Purchaser pursuant to the Loan Sale Agreement. Subject to the right of Platform Agent to purchase Loans pursuant to the Loan Sale Agreement, nothing in this Agreement or any other Program Documents shall be construed to limit Bank’s ability to sell any Loans to another Person in the event Purchaser is unwilling or unable, or for any reason fails, to purchase such Loans under the terms of the Loan Sale Agreement.

(b)    Bank shall have sole ownership of all Customer Information at all times prior to the sale of the related Loan pursuant to the Loan Sale Agreement including with respect to a Retained Loan and the Platform Agent shall be the owner of all Customer Information associated with any Loan purchased by Platform Agent. Without limiting the foregoing, Bank shall be permitted to retain copies of and use Customer Information associated with all Loans as necessary to comply with all Applicable Laws and Platform Agent shall deliver copies of all Customer Information that Bank has not received upon request of Bank.
Section 2.5.    Securitization Transactions. Except as set forth in the Loan Sale Agreement, each of Platform Agent and Bank shall be permitted to (a) securitize any or all of the Loans it owns and any amounts owing thereunder, (b) enter into a Securitization Transaction, or (c) effect one or more sales of such Loans.
Section 2.6.    Advertising Materials; Third Party Service Providers; Safe Harbor Provisions.
(a)    Notwithstanding anything contained in Section 4.2 to the contrary, Bank has the ultimate approval authority over all Advertising Materials and Program Materials and may revoke its approval of any Advertising Materials or Program Materials upon written notice to Platform Agent based on changes in Applicable Law, input from its Regulatory Authorities or otherwise for cause. For the avoidance of doubt, Bank has the right to audit all Advertising Materials and Program Materials pursuant to this Agreement.

(b)    Notwithstanding anything contained in Section 3.2(t) to the contrary, Bank has the ultimate approval authority of (i) any Third Party Service Provider that will provide services that are (A) deemed critical by Platform Agent based on Platform Agent’s Third Party risk management policy and (B) material to the Program (each, a “Significant Third Party Service Provider”), and (ii) Platform Agent’s oversight and/or third-party risk management program pertaining to such Third Party Service Providers.

ARTICLE III

DUTIES OF PLATFORM AGENT AND BANK
Section 3.1.    Duties and Responsibilities of Platform Agent and Bank. Platform Agent and Bank shall perform and discharge the following duties and responsibilities in connection with the Program:
(a)    Compliance with Applicable Laws. Platform Agent and Bank shall comply with Applicable Laws, to the extent such noncompliance would reasonably be expected to have a Material Adverse Effect, in performing their respective duties under this Agreement.
(b)    Executive Personnel. Each party shall (i) provide executive personnel bios or resumes as requested by the other party and (ii) notify the other party in writing (email being sufficient) of any changes to such party’s executive management and critical compliance functions within thirty (30) days after such departure or hiring, provided that a violation of this Section 3.1(b) shall not be considered a default for purposes of Section 8.1(a).
(c)    Notice/Approval and Response Guidelines. Each party shall comply with the obligations set forth in Exhibit F; provided that a violation of this Section 3.1(c) shall not be considered a default for purposes of Section 8.1(a). Where Platform Agent is seeking Bank’s approval (an “Approval Request”), Bank shall provide an approval, rejection or feedback within the applicable timeline specified in Exhibit F (the “Response Timeline”).
Section 3.2.    Duties and Responsibilities of Platform Agent. Platform Agent shall perform and discharge the following duties and responsibilities in connection with the services provided to Bank hereunder:
(a)    Compliance Management. Platform Agent shall adopt and maintain compliance management systems satisfactory for (i) complying with the examination manual of the FDIC, (ii) achieving at least a “satisfactory” rating under the FFIEC consumer compliance rating system and (iii) meeting the Compliance Guidelines set forth in Exhibit C attached hereto. Platform Agent shall provide Bank full access to any information or data related to the Program necessary for Bank, in Bank’s reasonable discretion, to perform its oversight, risk management and compliance management responsibilities.
(b)    Reports and Information.
(i)    Monthly Report. On the fifth (5th) Business Day of each month, Platform Agent shall deliver to Bank a report setting forth the calculation of the aggregate Purchase Premium for the prior Bank Origination Month and the Loan Performance Fee for the prior month, which Bank may independently verify.
(ii)    Platform Reporting and Compliance. Platform Agent shall provide to Bank data submissions and reports reasonably requested by Bank to maintain effective enterprise risk management and internal controls to monitor Platform Agent’s and its Third-Party Service Provider’s compliance with this Agreement and with Applicable Laws. In addition, and without limiting the foregoing, Platform Agent shall provide such supplemental information as Bank may reasonably request regarding Loans originated using the Platform Agent Platform including measures such as production volumes and trends, approval rates, rejection or decline rates, losses, delinquencies, collections and any other measure that Platform Agent tracks in order to comply with the Program Guidelines. For Loans originated under this Agreement, Platform Agent shall provide such information (to the extent such information is not otherwise readily available to Bank) in a commercially reasonable manner and in a form sufficient to permit Bank to conduct a meaningful analysis for compliance with the Program Guidelines. Additionally, Platform Agent shall use commercially reasonable efforts to provide Bank with any Program-related data in the possession or control of Platform Agent that is reasonably requested by Bank as necessary for Bank to meet Community Reinvestment Act data reporting requirements within thirty (30) days of each such request; provided, however, that such requests shall not be made more than once per calendar quarter.

(c)    Access to Records. Platform Agent shall provide Bank and applicable Regulatory Authorities with reasonable access to Platform Agent’s offices, to the books and records of Platform Agent (solely to the extent such books and records pertain to the Loans), the officers, employees and accountants of Platform Agent in each case, and to all computer files containing the Loan Documents, for the purpose of ensuring that Platform Agent and its Third-Party Service Providers are complying with the Program Guidelines and Applicable Laws.
(d)    Access to Business Models and Technical Information. Platform Agent shall at all times comply with the Credit Model Policy and shall provide Bank with periodic access to the Technical Information underlying the Credit Model Policy for the sole purpose of validating consistency with FIL 22 and the Program Guidelines. Bank shall have the right to test and validate the Technical Information and the Credit Model Policy, including any underlying data, for the sole purpose of validating consistency with FIL 22 and the Program Guidelines. Subject to the confidentiality provisions of Section 10.4 hereof, Bank may, at its election and at the expense of Platform Agent, require Platform Agent to submit all Technical Information to a Platform Technical Auditor of Platform Agent’s choosing and accepted by Bank (i) for validation of compliance with FIL 22 and the Program Guidelines, including, but not limited to, Applicable Laws and (ii) to independently test and validate Platform Agent’s models for the Program, including Platform Agent’s loan performance models. In connection with any such testing and validation, Bank shall cooperate with Platform Agent and Platform Technical Auditor including delivering any requested information and making available responsible personnel to answer questions on a timely and complete basis and Bank and Platform Agent shall mutually agree to the scope of such audit. Any information shared with such Platform Technical Auditor shall be considered Confidential Information hereunder and such Platform Technical Auditor shall be subject to the confidentiality restrictions hereunder and may not share any Technical Information received from Platform Agent in connection with such audit with Bank. Platform Agent shall be the owner of the results of such review and shall share the results and any other requested information related to the Credit Model Policy, Program Guidelines and Applicable Laws with Bank promptly upon the completion of such review or audit. If the Platform Agent desires to modify the credit model, Platform Agent shall provide Bank five (5) Business Days’ prior written notice of the intended effectiveness of such credit model update, including a full-context summary of the assumptions underlying such credit model update as well as the anticipated effects thereof and Bank shall provide its consent to such update, not to be unreasonably withheld, within five (5) Business Days of the receipt of such notice; provided that Bank may request that Platform Agent extend the time required to consent by five (5) Business Days while it reviews such update in good faith. Without limiting the foregoing, Bank may exercise oversight over any credit models used by Platform Agent in connection with the Program, including governance of the credit models under applicable model risk management required by any Regulatory Authorities or pursuant to Applicable Law. Platform Agent shall cooperate with Bank with respect to any requests from Bank in connection therewith and Platform Agent shall use reasonable best efforts to communicate planned changes and updates in advance of formal review submissions.
(e)    Audit.

(i)    Subject to any other agreement entered into with respect to Bank’s right to audit, or cause an audit of, Platform Agent, on an annual basis, Bank shall be permitted to cause an audit (except to the extent a Platform Technical Auditor has audited the Program) by an independent third party firm selected by Platform Agent and acceptable to Bank and at Platform Agent’s sole cost and expense, not to exceed [***], to be conducted of Platform Agent’s controls relating to the control, monitoring and supervision of the operation of the Program and of Platform Agent’s and its Third-Party Service Provider’s compliance with this Agreement, including ensuring that all Loans comply with the Program Guidelines and all Applicable Laws; provided, however, that if such audit has been conducted within the twelve (12) months prior to the Effective Date, then Platform Agent shall have met its Platform Audit obligations for the initial year under this Agreement, so long as a summary of such audit or issues log has been provided to Bank and contains no material findings, or any such material findings are subject to management remediation efforts; provided further that Platform Agent shall (i) own the results of such audit, (ii) share such results with Bank, which Bank agrees to keep confidential, sharing only with Bank’s board and directly relevant regulators and (iii) keep such audit confidential except as required by Applicable Laws; provided further that Platform Agent may share the results of such audit with a third party, as Platform Agent deems reasonably necessary (subject to Platform Agent entering into a non-disclosure or other confidentiality agreement with any such third party). Platform Agent shall provide Bank with notice of such sharing of any audit that was paid for by both Parties. In addition to the foregoing, Platform Agent shall comply with all auditing obligations set forth in Schedule 3.2(f), and to cause the auditing reports to be delivered to Bank on the dates specified in such Schedule 3.2(f), each in form and substance satisfactory to Bank. For the avoidance of doubt, the [***] limit on Platform Agent’s liability for audit costs and expenses set forth above applies to the combination of all audits set forth in Schedule 3.2(f). Platform Agent may add additional audit scope in order to satisfy requirements for other partners, the cost of which shall be the sole responsibility of Platform Agent and excluded from the [***] limit above. To the extent Bank requests any audit not set forth in Schedule 3.2(f), the resource burden and cost and expense liability associated with such incremental audit will be subject to good faith discussion and agreement between the parties.
(ii)    Notwithstanding anything in this Agreement to the contrary, Bank shall have the following obligations to Platform Agent with respect to the annual audit performed pursuant to Section 3.2(f)(i):
a.    Platform Agent shall prepare and send an annual audit plan to Bank on or before March 1st of the calendar year the audit is scheduled to take place, which sets forth the proposed scope and schedule of the audit, which scope shall be determined in accordance with Bank’s legal and regulatory obligations and applied to Bank’s other credit sponsorships; and
b.    After an engagement letter has been negotiated and executed among the parties and the auditor, but before the audit has officially commenced,

Bank shall, at a minimum, participate in a kick-off call (or multiple calls, if necessary) among Bank, Platform Agent and the auditor, which shall include a thorough discussion and consensus agreement about the exact scope and timeline of the audit.
(f)    Noncompliance and Remediation. Platform Agent agrees that should an investigation or review of Platform Agent or its Third-Party Service Providers reveal material noncompliance with this Agreement, the Program Guidelines or Applicable Laws, Platform Agent shall notify Bank as soon as reasonably practicable but in any event within ten (10) days of notice of the noncompliance. In addition to the indemnification provided for in Section 10.1, Platform Agent agrees to take all necessary steps to conform its or its Third-Party Service Providers’ actions to the terms of this Agreement, the Program Guidelines or Applicable Laws, including providing applicable remediation or restitution to affected Borrowers that is required by Applicable Law.
(g)    [Reserved.]
(h)    Monthly Report. Platform Agent shall provide a report to Bank, on a monthly basis not later than the fifteenth (15th) day of each month and in form and substance reasonably satisfactory to Bank, detailing all Complaints received by Platform Agent or any Third-Party Service Provider. Such report shall include for each Complaint, the name and address of the complaining Borrower or Loan Applicant, a brief summary of the Borrower’s or Loan Applicant’s Complaint, if such Complaint is received from a Regulatory Authority or State Attorney General, if such Complaint was received via the Better Business Bureau, and (i) if resolved, a brief summary of how the Complaint was resolved (ii) if not resolved, an anticipated timeframe for resolution.
(i)    Platform Agent’s Program Manager; Monthly Meetings. Platform Agent shall designate a Program Manager. On a monthly basis, Platform Agent’s Program Manager and/or designated personnel shall meet with Bank’s Program Manager and/or designated personnel to review the processes and procedures used by Platform Agent to ensure that the Program and this Agreement comply with Applicable Laws. If Platform Agent’s Program Manager and Bank’s Program Manager are unable to reach agreement with respect to any processes or procedures under the Program, then the dispute will be handled in accordance with Section 10.3.
(j)    Regulatory Examinations. Both parties agree to submit to any examination that may be required by a Regulatory Authority having jurisdiction over the other party, during regular business hours and upon reasonable prior notice, and to otherwise reasonably cooperate with the other party in promptly responding to such Regulatory Authority’s examination and requests related to the Program. Platform Agent acknowledges and agrees that upon prior written notice of Bank’s regulatory examinations, it shall ensure sufficient staffing and responsiveness to any requests made by Bank in connection with such regulatory examinations.
(k)    [Reserved].

(l)    Anti-Money Laundering Laws; Anti-Corruption Laws; Sanctions. Platform Agent shall comply and shall cause each of its Affiliates and Third-Party Service Providers to comply, in all material respects with all applicable Anti-Money Laundering Laws, Anti-Corruption Laws and Sanctions. Without limiting the generality of the foregoing, Platform Agent shall (i) maintain an anti-money laundering compliance program that is in compliance, in all material respects, with Anti-Money Laundering Laws, (ii) conduct, in all material respects, the due diligence required under Anti-Money Laundering Laws and Sanctions in connection with all Loan Applications and Borrowers, including with respect to the applicable Borrower and (iii) maintain sufficient information to identify the applicable Borrower for purposes of compliance, in all material respects, with Anti-Money Laundering Laws and Sanctions. Platform Agent shall provide notice to Bank, within five (5) Business Days of receipt, of any written notice of a violation or action received under any Anti-Money Laundering Law, Anti-Corruption Law or Sanctions involving the Program.
(m)    Governmental Proceedings. Each party shall reasonably cooperate with the other party with respect to any proceedings before any Governmental Authority related to this Agreement, the Loan Sale Agreement, the Servicing Agreement, including related to any Loan and, in connection therewith, permit such other party, at its election, to participate in any such proceedings.
(n)    Disaster Recovery. Platform Agent shall establish and maintain a disaster recovery plan and business continuity plan, consisting of policies and procedures, as well as ancillary backup capabilities and facilities (“DRP”), that is designed to enable the performance of all Platform Agent’s duties and obligations contemplated under this Agreement and other Program Documents in the event of any natural disaster or other unplanned interruption of services. At the request of Bank, the Platform Agent shall provide a current copy or summary of the DRP. Platform Agent shall not amend the DRP in a manner that knowingly materially increases the risks of disruptions and delays of its services without the consent of the Bank. Reinstating the services contemplated under this Agreement shall receive as high a priority as reinstating the similar services provided to Platform Agent’s affiliates and other customers.
(o)    Accounting System. Platform Agent shall establish and maintain, at its sole cost and expense, a comprehensive accounting and Loan tracking system to accurately track and report all Loan Applications, Loans and related information regarding the Program to satisfy the requirements of Bank set forth in this Agreement, applicable Regulatory Authorities and Bank’s internal and external auditors. Platform Agent shall cause such system to provide Bank with access to copies of all Loan Applications and Loan Documents, including the information needed for Bank to underwrite and approve Loan Applications pursuant to the Program Guidelines.
(p)    [Reserved].
(q)    [Reserved].
(r)    [Reserved].

(s)    Third-Party Service Providers. Platform Agent shall not be permitted to retain, materially modify the scope or role of, or otherwise engage any Third-Party Service Provider that will provide services that are (i) deemed critical by Platform Agent based on Platform Agent’s third-party risk management policy and (ii) material to the Program, without the prior written consent of Bank; provided that any such Third-Party Service Provider listed on Exhibit G hereto shall be deemed to be approved by Bank as of the Effective Date.
(t)    Monitoring Communications. Platform Agent shall maintain records of all communication with Borrowers and Loan Applicants.
Section 3.3.    Duties and Responsibilities of Platform Agent on Behalf of Bank. Platform Agent shall perform and discharge the following duties and responsibilities in connection with the services provided on behalf of Bank under this Agreement:
(a)    Marketing. Platform Agent shall only market Loans to persons through the use of the Advertising Materials. Platform Agent’s marketing efforts may include the use of radio, television, internet and print advertising and any other form of media deemed reasonable by Bank and approved by Bank in accordance with Section 4.2. In marketing the Loans, Platform Agent shall at all times and in all material respects comply with Bank’s trademark usage guidelines which may be updated from time to time.
(b)    Program Controls and Monitoring Policies. Platform Agent shall establish and maintain such controls as may be necessary or desirable to adequately control, monitor and supervise the operation of the Program, including the approval of each Loan thereunder. Platform Agent shall maintain policies and procedures to meet the Program Guidelines for the Program that are acceptable to Bank, including procedures relating to periodic training and on-going monitoring and auditing of Platform Agent to ensure compliance with this Agreement, the Program Guideline, and all Applicable Laws. Platform Agent acknowledges that Bank retains the authority to require Platform Agent to revise its existing policies and procedures, or, as necessary, implement new policies and procedures, relating to any function or activity integral to the Program Guidelines for the Program and all Applicable Laws; provided that Bank shall give Platform Agent the notice required by Section 2.3(a).
(c)    Loan Origination.
(i)    Application Processing. Platform Agent shall (A) accept Loan Applications from Loan Applicants, (B) provide reasonable assistance to each Loan Applicant in completing such Loan Application, (C) on behalf of Bank, review all completed Loan Applications for compliance with the Credit Policy and Underwriting Procedures, (D) take appropriate measures to verify the identity of all Loan Applicants consistent with Applicable Laws and the Program Guidelines, (E) take such further steps as it deems reasonably necessary to prevent fraud in connection with the Program and (F) forward completed Loan Applications that meet the Credit Policy and the Underwriting Procedures and Platform Agent’s standards to Bank (or its designated loan processing agent) electronically or by other appropriate means acceptable to Platform Agent and Bank.

(ii)    Approvals. All approvals shall be made in accordance with the Underwriting Procedures and shall be based upon the information provided in the related Loan Application and such other information as Platform Agent obtains at the direction of Bank. Bank shall have the exclusive authority to approve or deny any or all Loan Applications in its sole discretion and any Loan Application shall be deemed not approved by Bank to the extent it does not comply with the Program Guidelines; provided, that absent the Bank’s specific decline of a Loan Application, such Loan Application shall be deemed approved.
(iii)    Declines. Bank shall provide notice to Platform Agent of all declined Loan Applications on a daily basis. On behalf of Bank, Platform Agent shall provide notices in accordance with Applicable Law, including any adverse action notices, to the Loan Applicant if the related Loan Application is rejected by Bank.
(d)    FCRA. Platform Agent may furnish, in accordance with FCRA, as well as Platform Agent’s own policies and practices, information (e.g., favorable and unfavorable) on its Loan Applicant credit files to TransUnion, Experian or Equifax. For purposes of FCRA, the Platform Agent and not Bank, shall be the “furnisher.” Platform Agent shall be responsible for receiving and responding timely to Complaints (as they pertain to Loans), and forwarding copies of each Complaint and any response thereto to Bank. Platform Agent shall maintain Complaint resolution policies and procedures, and shall further include information summarizing the Complaints and responses thereto for the given time period in each FCRA report by the 15th day of each month, along with sufficient information for Bank to analyze Program activity relating to the Loans. As part of the FCRA report, Platform Agent shall provide Bank information with respect to the number of Loan Applications rejected as a percentage of both total Loan Applications received and total Loan Applications accepted, as well as any additional information reasonably requested by Bank for its fair lending review and analysis.
(e)    Loan Document Submission. Platform Agent shall be responsible for preparing and transmitting to each Loan Applicant all documents and all notices required by Bank to originate the Loan, including the Loan Account Agreement. Prior to submitting any Loan to Bank pursuant to Section 5.1(b), Platform Agent shall, on behalf of Bank, (i) obtain from the Borrower the executed Loan Account Agreement and (ii) deliver a copy of Bank’s privacy notice to the related Borrower.
(f)    Document Retention. Platform Agent shall maintain and retain on behalf of Bank all Loan Applications and copies of all adverse action notices and other documents relating to rejected Loan Applications for the period required by Applicable Laws. Platform Agent shall further maintain copies of all Loan Documents and any other documents provided to or received from Borrowers for the period required by Applicable Laws.
Section 3.4.    Duties and Responsibilities of Bank. Bank shall perform and discharge the following duties and responsibilities in connection with the Program:
(a)    Bank shall comply with any reporting requirements of the Missouri Division of Finance and the FDIC applicable to Bank’s performance of this Agreement.

(b)    Bank may modify the Program Guidelines from time to time in its reasonable discretion in accordance with Section 2.3. Bank shall have the right to make an exception to its Credit Policy with respect to any particular transaction, in its sole discretion, provided that Bank shall expressly communicate such exception, and the reasoning therefor, to Platform Agent.
(c)    Bank shall establish and maintain such controls as may be reasonably necessary to adequately control, monitor and supervise the operation of the Program, including the approval of each Loan. Bank shall be solely responsible for the cost of such activities. All Loan Application processing functions performed by Platform Agent hereunder shall be supervised by Bank and Bank shall review and audit Loan Applications to determine compliance with the Program Guidelines; provided that neither Bank’s failure to establish and maintain any such controls nor the inadequacy of any Bank’s controls shall relieve Platform Agent of its obligations to establish and maintain its own such controls or to comply with the Program Guidelines and Applicable Laws.
(d)    Bank shall manage the Program in good faith, employing at least the same degree of care, skill and attention that Bank devotes to the management of its other assets.
(e)    Bank shall fund all Loans in the manner set out in the Program Guidelines, and from its own account using any source allowable by banking regulation, including a combination of its own capital, reserves, retained earnings, deposits, and credit facilities. Funds shall not be provided by Platform Agent to Bank for the express purpose of funding the origination of Loans.
(f)    Consistent with Section 3.2(d), to the extent that Bank accepts valid service of Legal Process, Bank shall receive, track, process, and respond with information and data in its possession, custody, and control. For the avoidance of doubt, Bank will not seek information and data involving the Loan(s) from other parties, including Platform Agent, and will instead respond that the requested information and data, if any, resides with Platform Agent, which may be served at its agent for service of process at CT Corporation System, 330 N Brand Blvd. Glendale, CA 91203.
Section 3.5.    Conditions Precedent to the Obligations of Bank. The obligations of Bank in this Agreement are subject to the satisfaction of the following conditions precedent on or prior to Bank’s funding of a Loan pursuant to Section 5.1(b):
(a)    Each Loan shall be sourced by the Platform Agent under the Program and meet the standards set forth in the Program Terms and the Program Guidelines then in effect;
(b)    No action or proceeding shall have been instituted or threatened by any Regulatory Authority against Platform Agent or Bank to prevent or restrain the consummation of the origination or other transactions contemplated hereby and there shall be no injunction, decree, or similar restraint preventing or restraining such consummation;
(c)    The obligations of Platform Agent set forth in this Agreement and Section 5 of the Loan Sale Agreement to be performed on or before each date that a Loan is funded shall have been performed in all material respects as of such date by Platform Agent; and

(d)    Each other Program Document to which Platform Agent and Bank are parties shall be in full force and effect.
ARTICLE IV

TRADE NAMES, ADVERTISING AND PROGRAM MATERIALS
Section 4.1.    Trade Names and Trademarks. Platform Agent shall have no authority to use any Marks of Bank except as explicitly permitted in this ARTICLE IV or as otherwise permitted in writing by Bank. Bank acknowledges that approved Program Materials or Advertising Materials may contain Marks of Platform Agent, and Bank shall have no authority to use any Marks of Platform Agent separate and apart from their use in the Program Materials or Advertising Materials or as otherwise approved hereunder or in writing by Platform Agent. The parties shall use Program Materials and Advertising Materials only for the purpose of implementing the provisions of this Agreement and shall not use Program Materials or Advertising Materials in any manner that would violate Applicable Laws, the terms of this Agreement or operating the Program or any provision of the Program Guidelines.
Section 4.2.    Advertising and Program Materials.
(a)    Platform Agent shall prepare Advertising Materials and Program Materials to be used in connection with the Program and shall ensure that such materials (i) comply, at all times, with Applicable Laws, the terms of this Agreement, Section 4.1 and the Program Guidelines, (ii) are true and accurate and not misleading in any material respect and (iii) are approved and authorized by Bank prior to use (which approval may have been given prior to the date of this Agreement).
(b)    At least five (5) Business Days prior to the first use of any Marks of Bank, Platform Agent shall provide to Bank all Advertising Materials and all Program Materials proposed to be used by Platform Agent in connection with the Program in order to enable Bank to complete an initial review and to approve or reject any such materials. Bank shall review and shall promptly (and in no event, later than thirty (30) Business Days following receipt thereof) approve or reject any such Advertising Materials or Program Materials (which approval shall not be unreasonably withheld or delayed); provided that Advertising Materials and Program Materials shall be considered approved and authorized by Bank only upon approval and authorization clearly communicated by Bank in writing, which may be by email or other written medium. In the event that Bank does not accept and authorize such materials, Platform Agent shall not use any such materials in connection with the Program and Bank shall provide Platform Agent the reason for such denial. Platform Agent hereby agrees that any approval by Bank of any Advertising Materials and Program Materials shall not relieve Platform Agent of its primary responsibility for the preparation and maintenance of Advertising Materials and Program Materials in accordance with this Section 4.2.
(c)    Bank may at any time retract or modify any approval previously given by it with respect to any Advertising Materials or Program Materials if Bank reasonably determines that such action is required to remain in compliance with Applicable Laws or for the safe and sound operation of the Program, or to preserve or protect the Marks of the Bank.
(d)    Upon the prior written approval of Platform Agent and subject to Section 4.2(b), Platform Agent (i) may use such Advertising Materials and Program Materials in connection with the Program and (ii) shall comply with all instructions from Bank (including any restrictions or prohibitions) as to the use of the Bank's Marks with any other Marks. In the event that the Platform Agent desires to make a substantive change in the Advertising Materials or Program Materials, Platform Agent shall submit such materials to Bank for review and approval in accordance with Section 4.2(b).
(e)    Subject to the terms and conditions of this Agreement, Bank hereby grants Platform Agent a non-exclusive, non-assignable license without the right to sublicense, to use and reproduce Bank’s Marks in the United States, as necessary to perform its obligations under this Agreement; provided, however, that (a) Platform Agent shall obtain Bank’s prior written approval, which may be by email, for the use of Bank’s Marks and such use shall at all times comply with all written instructions provided by Bank regarding the use of Bank’s Marks; (b) Platform Agent acknowledges that it shall acquire no interest in Bank’s Marks; and (c) Platform Agent shall obtain Bank’s prior written approval for the release of any press release incorporating the name, Marks or likeness of Bank. Upon termination of this Agreement, Platform Agent shall cease using Bank’s Marks.
(f)    Platform Agent recognizes the value of the goodwill associated with the Bank's Marks and acknowledges that Bank exclusively owns all right, title and interest in and to the Bank's Marks and all goodwill pertaining thereto. Platform Agent acknowledges and agrees that any and all of its use of the Bank's Marks shall be on behalf of and accrue and inure solely to the benefit of Bank.
(g)    Platform Agent shall not, anywhere in the world, use or seek to register in its own name, or that of any third party, any Marks that are the Bank's Marks, that are colorably or confusingly similar to the Bank's Marks, or that incorporate the Bank's Marks or any element colorably or confusingly similar to the Bank's Marks.
Section 4.3.    Intellectual Property.
(a)    Platform Agent shall retain sole and exclusive right, title and interest to all of its Intellectual Property Rights, including its Marks, its websites, the Platform Agent Platform, the Platform Agent technology related thereto, and Platform Agent’s proprietary information. Bank shall retain sole and exclusive right, title and interest in and to all of Bank’s Intellectual Property Rights, including its Marks, websites, promotional materials, proprietary information and technology. Platform Agent shall retain the sole and exclusive right and license to use, reproduce and create derivatives of the Credit Model Policy and Bank may only use the Credit Model Policy in connection with the Program. This Agreement does not transfer any Intellectual Property Rights from Platform Agent to Bank.

(b)    Bank shall retain sole and exclusive right, title, and interest to all of its Intellectual Property Rights, its Marks, its website(s), including all aspects of the website(s)’ content, and the services and processes performed by Bank under the Program. This Agreement does not transfer any Intellectual Property Rights from Bank to Platform Agent.
ARTICLE V

LOAN ORIGINATION AND COMPENSATION
Section 5.1.    Loan Origination.
(a)    On (i) each day on which Platform Agent receives a Loan Application from a Loan Applicant that Platform Agent determines satisfies the eligibility criteria set forth in the Program Guidelines, and (ii) each Business Day on which any Loan is sold by Bank to Purchaser pursuant to the Loan Sale Agreement, Platform Agent shall provide to Bank a Funding Statement.
(b)    On each Funding Date, Bank shall (1) confirm that each Loan listed on the related Funding Statement complies with the Program Guidelines, (2) originate each such Loan, (3) deliver to Platform Agent a Loan Origination Report related to such Funding Date and (4) by the close of business on such Funding Date, distribute via ACH transfer or wire the following amounts:
(i)    to the related Merchant on behalf of the related Borrower, an amount equal to the Disbursed Proceeds for the applicable Loan; and
(ii)    to Platform Agent, an amount equal to the applicable Platform Agent Facilitation Fee; provided that, upon mutual agreement by the parties, the Platform Agent Facilitation Fee may be distributed on a different cadence.
Section 5.2.    Compensation.
(a)    Within fifteen (15) days after the end of the related calendar month (or if such day is not a Business Day, the following Business Day), [***].
(b)    Within ten (10) Business Days after receipt of an invoice from Bank (or if such day is not a Business Day, the following Business Day), [***].
(c)    [***].
ARTICLE VI

EXPENSES
Section 6.1.    Expenses.
(a)    Platform Agent shall pay all reasonable and documented third-party costs and expenses of Bank incurred in connection with any event with respect to which the Platform

Agent requests Bank enter into an amendment, modification or waiver of any provision of this Agreement or the Program Documents or enter into another agreement with Platform Agent or a third party with respect to the Program (including reasonable legal fees and expenses); provided that Bank shall be responsible for any expenses incurred by it as a result of any amendment, modification or waiver of any provision of this Agreement requested by Bank or at the request of a Regulatory Authority; it being understood that each of Platform Agent and Bank shall be responsible for any expenses incurred by it as a result of the execution of this Agreement and the Loan Sale Agreement.
(b)    Except as set forth herein, each of Platform Agent and Bank shall bear the costs and expenses of performing their respective obligations and duties under this Agreement.
Section 6.2.    Wire Costs. Without limiting the generality of Section 6.1, Bank may request reimbursement in the amount of [***] expressly requested by Platform Agent.
Section 6.3.    Taxes. Each party shall be responsible for the payment of any federal, state or local taxes or assessments (“Taxes”) applicable to such party associated with the performance of its obligations under this Agreement and for compliance with all filing, registration and other requirements applicable to such party related to this Agreement. For the avoidance of doubt, Bank shall be responsible for all Taxes, and any associated tax reporting, imposed on or resulting from the period that Bank owns any Loan.
ARTICLE VII

TERM
Section 7.1.    Terms. Unless terminated earlier in accordance with Article VIII, this Agreement shall remain in effect for the Initial Term, and shall automatically renew for successive terms of one (1) year, (each a “Renewal Term,” collectively, the Initial Term and Renewal Term(s) shall be referred to as the “Term”), unless either party provides notice to the other party of its intent not to renew at least ninety (90) days prior to the end of the Initial Term or Renewal Term.
ARTICLE VIII

TERMINATION
Section 8.1.    Termination.
(a)    Either party shall have the right to terminate this Agreement immediately upon written notice to the other party in any of the following circumstances (each a “Termination Event”):
(i)    the other party shall default in any material respect in the performance of any obligation or undertaking under this Agreement or the Loan Sale Agreement and such default is not cured within thirty (30) days after written notice thereof has been given to such other party;

(ii)    any representation or warranty made by the other party in this Agreement or the Loan Sale Agreement is incorrect in any material respect and is not corrected within thirty (30) days after written notice thereof has been given to such other party;
(iii)    the other party commences a voluntary action or other proceeding seeking reorganization, liquidation or other relief with respect to itself or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of a trustee, receiver, liquidator, conservator, custodian or other similar official or to any involuntary action or other proceeding commenced against it; or
(iv)    the other party becomes subject to an involuntary action or other proceeding, whether pursuant to banking regulations or otherwise, seeking reorganization, liquidation or other relief with respect to it or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian or other similar official of it or any substantial part of its property; or an order for relief shall be entered against either party under the federal bankruptcy laws as now or hereafter in effect.
(b)    Either party shall have the right to terminate this Agreement (i) upon written notice to the other party if the activities of either party under this Agreement or the Program (A) violate Applicable Laws in any material respects, and (B) such activities cannot be remedied without causing a Material Adverse Effect on the other party or the Loans; provided, however, that (i) if the illegality or prohibition is of a state or local rule, the parties shall only discontinue the Program in those states or localities affected by such Applicable Laws without terminating this Agreement in its entirety for such reason; (ii) upon written notice to the other party if such party reasonably determines in good faith that the continued activities of the parties under this Agreement would affect the continued viability and existence of such party; (iii) if Bank determines in its reasonable discretion that the continuing operation of the Program will, in the case of Bank, materially and adversely affect the safety and soundness of Bank; or (iv) at the request of a Regulatory Authority.
(c)    This Agreement shall automatically be terminated upon the termination of the Loan Sale Agreement in accordance with its terms.
(d)    In addition to any other rights or remedies available to the Platform Agent under this Agreement or by law, either party shall have the right to terminate this Agreement upon five (5) days’ written notice to the other if (i) the other party is materially unable to perform its obligations in connection with the Program, (ii) a Material Adverse Effect has occurred with respect to the other party or (iii) a Change of Control occurs with respect to the other party that the terminating party determines in its reasonable discretion will have a Material Adverse Effect with respect to Bank, Platform Agent or the Loans. For the avoidance of doubt, a termination pursuant to this Section 8.1(d) by Platform Agent shall not be subject to any termination fees or penalties that would otherwise be payable by Platform Agent to the Bank under this Agreement or under the Program Terms.
(e)    The parties hereto acknowledge and agree that any failure by Platform Agent to pay amounts when due that is not cured within two (2) Business Days shall not be a separate Termination Event but shall allow Bank to cease all new Program originations unless and until such payment failure has been cured. Additionally, if such failure occurs more than three (3) times in any calendar month, Bank shall only be required to re-commence originations in its sole discretion.
Section 8.2.    Effect of Termination. Upon the termination of this Agreement, (a) Bank shall cease originating any new Loans, (b) Platform Agent shall cease marketing the Program and soliciting new Borrowers under the Program, (c) each party shall immediately discontinue the use of the other party’s Marks, and (d) all amounts due and owing hereunder shall become due and payable, including any amounts due under Section 6.1; provided, that any Loan Performance Fees shall continue to be payable by Platform Agent as described in Section 5.2(b),. Notwithstanding the termination hereof, to the extent that any terms set forth in this Agreement are applicable to the servicing of the Loans, such terms shall survive the termination of this Agreement and shall remain in effect until such time as each Loan is paid in full by the related Borrower or charged off by Platform Agent or Bank.
ARTICLE IX

REPRESENTATIONS, WARRANTIES AND COVENANTS
Section 9.1.    Platform Agent’s Representations and Warranties. Platform Agent makes the following warranties and representations to Bank:
(a)    This Agreement constitutes a legal, valid and binding obligation of Platform Agent, enforceable against Platform Agent in accordance with its terms, except (i) to the extent such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect, which may affect the enforcement of creditors’ rights in general, and (ii) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity) and Platform Agent has received all necessary approvals and consents for the execution, delivery and performance by it of this Agreement.
(b)    Platform Agent is duly organized, existing and in good standing under the laws of the state of its organization and is authorized, registered and licensed to do business in each state in which the lack of such authorization, registration or licensing would have a Material Adverse Effect with respect to Platform Agent or the Loans.
(c)    Platform Agent has the full power and authority to execute and deliver this Agreement and perform all of its obligations hereunder.

(d)    The execution of this Agreement and the completion of all actions required or contemplated to be taken by Platform Agent hereunder are within the ordinary course of Platform Agent’s business and not prohibited by Applicable Laws in any material respect.
(e)    The provisions of this Agreement and the performance of each of its obligations hereunder do not conflict with Platform Agent’s organizational or governing documents, or any material agreement, contract, lease, order or obligation to which Platform Agent is a party or by which Platform Agent is bound, including any exclusivity or other provisions of any other agreement to which Platform Agent or any related entity is a party, and including any non-compete agreement or similar agreement limiting the right of Platform Agent to engage in activities competitive with the business of any other party or any Governmental Authority that Platform Agent is subject to.
(f)    No approval, authorization or other action by, or filing with, any Governmental Authority is required in connection with the execution, delivery and performance by it of this Agreement or any other Program Document other than approvals and authorizations that have previously been obtained and filings which have previously been made or would not have a Material Adverse Effect with respect to the Loans.
(g)    All information which was heretofore furnished by it or on its behalf (other than information furnished by Borrowers) in writing to Platform Agent for purposes of or in connection with this Agreement, any Program Document or any transaction contemplated hereby or thereby is true and accurate in all material respects in the aggregation and as of the date such information was furnished (except to the extent that such furnished information relates solely to an earlier date, in which case such information was true and accurate in all material respects on and as of such earlier date).
(h)    Except as licensed or otherwise permitted, Platform Agent has not used the Intellectual Property Rights, trade secrets or other confidential business information of any third party that it was not authorized to use in connection with the development of the Program Materials and Advertising Materials or in carrying out its obligations or exercising its rights under this Agreement.
(i)    There is no action, suit, proceeding or investigation pending or, to the knowledge of Platform Agent, threatened against Platform Agent seeking a determination or ruling which, either in any one instance or in the aggregate, would reasonably be expected to result in a Material Adverse Effect with respect to Platform Agent, or which would render invalid this Agreement or any Program Document, or asserting the invalidity of, or seeking to prevent the consummation of any of the transactions contemplated by, the Program Documents. No proceeding has been instituted against Platform Agent seeking to adjudicate it bankrupt or insolvent, or seeking the liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for Platform Agent or any substantial part of its property.

(j)    Neither Platform Agent nor any principal thereof has been or is the subject of any of the following that will materially affect Platform Agent’s ability to perform under this Agreement:
(i)    Enforcement agreement, memorandum of understanding, cease and desist order, administrative penalty or similar agreement concerning lending matters, or participation in the affairs of a financial institution;
(ii)    Administrative or enforcement proceeding or investigation commenced by the Securities Exchange Commission, state securities regulatory authority, Federal Trade Commission, any banking regulator or any other state or federal Regulatory Authority, with the exception of routine communications from a Regulatory Authority concerning a Complaint and routine examinations of Platform Agent conducted by a Regulatory Authority in the ordinary course of Platform Agent’s business; or
(iii)    Restraining order, decree, injunction or judgment in any proceeding or lawsuit alleging fraud or deceptive practices on the part of Platform Agent or any principal thereof.
For purposes of this Section 9.1(j) the word “principal” of Platform Agent shall include (A) any person owning or controlling [***] or more of the voting power of Platform Agent, (B) any officer or director of Platform Agent and (C) any person actively participating in the control of Platform Agent’s business.
(k)    None of Platform Agent, any of its Affiliates or any of their respective officers, directors or members is a Person (or to Platform Agent’s knowledge, is owned or controlled by a Person) that (i) is subject to Sanctions, (ii) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense, or (iii) is currently under investigation by any Governmental Authority for alleged felony involving a crime of moral turpitude.
(l)    Platform Agent and each of its Affiliates is in compliance with all applicable Anti-Money Laundering Laws. Without limiting the generality of the foregoing, to the extent required by Anti-Money Laundering Laws or Anti-Corruption Laws, Platform Agent has established an anti-money laundering compliance program that is in compliance with Anti-Money Laundering Laws and Anti-Corruption Laws.
(m)    Platform Agent has a compliance management system in place to ensure compliance with the terms of this Agreement, including the Program Guidelines, Applicable Laws, that includes management of Third-Party Service Providers and Complaints filed with Platform Agent that provides Platform Agent with the ability to track and respond to Complaints to the extent required within the required time period.
(n)    Platform Agent is solvent and does not believe, nor does it have any reason or cause to believe, that it cannot perform its obligations contained in this Agreement.

(o)    Platform Agent is in material compliance with all Applicable Laws.
(p)    Platform Agent has in full force and effect insurance in such amounts and against such risks as are reasonable and customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
Section 9.2.    Bank’s Representations and Warranties. Bank makes the following warranties and representations to Platform Agent:
(a)    This Agreement constitutes a valid and binding obligation of Bank, enforceable against Bank in accordance with its terms except (i) to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect, which may affect the enforcement of creditors’ rights in general, and (ii) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).
(b)    Bank has the authority to accept insured deposits and is an FDIC-insured state-chartered depository institution for the purposes of section 521 of the Depository Institutions Deregulation and Monetary Control Act of 1980 (12 USC §1831(d)).
(c)    Bank has full corporate power and authority to execute, deliver and perform all of its obligations under this Agreement.
(d)    The execution of this Agreement and the completion of all actions required or contemplated to be taken by Bank hereunder are within the ordinary course of Bank’s business and not prohibited by Applicable Laws in any material respect.
(e)    The execution, delivery and performance of this Agreement have been duly authorized by Bank and are not in conflict with and do not violate the terms of the charter or by-laws of Bank and will not result in a material breach of or constitute a default under, or require any consent under, any indenture, loan or agreement to which Bank is a party.
(f)    Bank has the authority to originate Loans in accordance with the Program Terms to the Borrowers who meet the minimum Credit Policy requirements established in the Program Guidelines as contemplated hereunder. Bank has adopted the Credit Policy and approved each Loan in accordance therewith, and each Loan and disbursement of Disbursed Proceeds complies with Applicable Laws; provided that Bank shall have no responsibility with respect to complying with Applicable Laws to the extent any such non-compliance arises out of erroneous data or information provided by Platform Agent to Bank hereunder unless Bank is aware of such error and refuses to remedy its compliance to the extent Bank is able to remedy such error or the failure of Platform Agent to comply with Applicable Laws in the performance of its duties hereunder;
(g)    Bank has the authority to originate Loans in each state in which Loans are originated under the Program.

(h)    As of each date of origination and sale of the Loans to Platform Agent, (i) each Loan meets the criteria outlined in the Program Guidelines; (ii) each Loan has not been satisfied, subordinated or rescinded, and no right of rescission, set-off, counterclaim or defense exists or has been asserted with respect to such Loan; (iii) each Loan was originated and disbursed by Bank in accordance with Applicable Laws; and (iv) there is no action before any Regulatory Authority involving such Loan in which an adverse result would have a Material Adverse Effect with respect to such Loan.
(i)    Neither Bank nor any principal thereof has been or is the subject of any of the following that will materially affect Bank’s ability to perform under this Agreement:
(i)    An enforcement agreement, memorandum of understanding, cease and desist order, administrative penalty or similar agreement;
(ii)    An administrative or enforcement proceeding or investigation commenced by the Securities Exchange Commission, state securities regulatory authority, Federal Trade Commission, any banking regulator or any other state or federal Regulatory Authority; or
(iii)    A restraining order, decree, injunction or judgment in any proceeding or lawsuit alleging fraud or deceptive practices on the part of Bank or any principal thereof.
For purposes of this Section 9.2(i) the word “principal” of Bank shall include (A) any person owning or controlling [***] or more of the voting power of Bank, (B) any officer or director of Bank and (C) any person actively participating in the control of Bank’s business.
(j)    Bank is in full compliance with applicable minimum capital requirements prescribed by the FDIC and any other Regulatory Authority having jurisdiction over Bank, and Bank meets the requirements to be considered “adequately capitalized” as defined in the Federal Deposit Insurance Act, as amended, and the applicable regulations promulgated thereunder.
Section 9.3.    Platform Agent’s Covenants. Platform Agent hereby covenants and agrees as follows:
(a)    Information. Platform Agent shall furnish to Bank:
(i)    Annual Financial Statements. Within one hundred twenty (120) days after the end of each fiscal year of Holdco, copies of Holdco’s annual audited financial statements certified by independent certified public accountants reasonably satisfactory to Bank and prepared on a consolidated basis in conformity with GAAP, together with a report of such firm expressing such firm’s opinion thereon without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of the audit; provided, that the public filing of information with the EDGAR system of the SEC shall be deemed to satisfy the requirements of this Section 9.3(a)(i) with respect to such publicly filed information.

(ii)    Quarterly Financial Statements. Within sixty (60) days after each of the first three fiscal quarters of Holdco, copies of Holdco’s unaudited consolidated balance sheet and related statements of operations and stockholders’ equity as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its chief financial officer, principal accounting officer, treasurer or controller as presenting fairly in all material respects its (and Holdco’s consolidated Subsidiaries) financial condition and results of operations on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided, that the public filing of information with the EDGAR system of the SEC shall be deemed to satisfy the requirements of this Section 9.3(a)(ii) with respect to such publicly filed information.
(iii)    Financial Covenants. Concurrently with the delivery of financial statements pursuant to clauses (i) and (ii) above, Platform Agent shall certify to Bank that no Liquidity Trigger or Tangible Net Worth Trigger has occurred.
(iv)    Other. As promptly as practicable, from time to time, such information, documents or records or reports respecting the Program or the condition or operations, financial or otherwise, of Platform Agent as Bank may reasonably request; provided that Platform Agent shall not be required to deliver any Technical Information to Bank.
(b)    Notice of Termination Events. As soon as possible, after obtaining actual knowledge thereof, notify Bank of the occurrence of any Termination Event applicable to it.
(c)    Conduct of Business. Each of the Platform Agent and Bank shall perform all actions necessary to remain duly organized or incorporated, validly existing and in good standing in its jurisdiction of formation and to maintain all requisite authority to conduct its business in each jurisdiction in which it conducts business except where the failure to preserve and maintain such existence has had, or could reasonably be expected to have, a Material Adverse Effect with respect to such party or the Loans.
(d)    Preservation of Corporate Existence. Each of the Platform Agent and Bank shall preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified and in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualifications has had, or could reasonably be expected to have, a Material Adverse Effect with respect to such party.
(e)    Total Systems Failure. It shall promptly notify Bank of any total systems failure and shall advise Bank of the estimated time required to remedy such total systems failure. Until a total systems failure is remedied, it shall (i) furnish to Bank such periodic status reports and other information relating to such total systems failure as Bank may reasonably request and (ii) promptly notify Bank if it believes that such total systems failure cannot be remedied by the estimated date, which notice shall include a description of the circumstances which gave rise to such delay, the action proposed to be taken in response thereto and it shall promptly notify Bank when a total systems failure has been remedied.
(f)    Patriot Act. The parties hereto acknowledge that in order to help the United States government fight the funding of terrorism and money laundering activities, pursuant to federal regulations that became effective on October 1, 2003, Section 326 of the Patriot Act requires all financial institutions to obtain, verify, record and update information that identifies each person establishing a relationship or opening an account. The Platform Agent agrees that it will provide Bank such information as it may request, from time to time, in order for Bank to satisfy the requirements of the Patriot Act, including but not limited to the name, address, tax identification number and other information that will allow it to identify the individual or entity who is establishing the relationship or opening the account and may also ask for formation documents such as articles of incorporation or other identifying documents to be provided.
(g)    Disaster Recovery Plan. It will maintain an adequate disaster recovery plan in light of its duties under this Agreement and contemplated volume of business.
(h)    Mergers, Acquisition, Sales, etc. It will not consolidate with or merge into any other Person or convey substantially all of its assets to any Person, unless:
(i)    it is the surviving entity in a consolidation or merger;
(ii)    it shall have delivered prior written notice of such consolidation, merger or conveyance to Bank; and
(iii)    after giving effect thereto, no Termination Event or event that with notice or lapse of time, or both, would constitute a Termination Event shall have occurred.
Section 9.4.    Colorado Specified Loans. To the extent the Program offers “supervised loans” in Colorado as defined by UCCC, C.R.S. 5-1-301(47) and Platform Agent takes assignment of and undertakes direct collection of payments from or enforcement of rights against consumers arising from such supervised loans, and to the extent required by Applicable Law, Platform Agent shall have a Supervised Lenders’ License issued by the Administrator of the UCCC in Colorado pursuant to the UCCC, C.R.S. 5-2-301, and shall at all times maintain such license in good standing.  As applicable, Platform Agent shall timely submit all reports as required by the Administrator of the UCCC in Colorado and shall provide copies of such reports to Bank.

ARTICLE X

MISCELLANEOUS
Section 10.1.    Indemnification.
(a) Indemnification by Platform Agent. Except to the extent of any Losses which arise from the direct acts or omissions of Bank or an Affiliate of Bank, Platform Agent shall be liable to and shall indemnify Bank and its directors, officers, employees, agents and Affiliates and permitted assigns from and against any and all Losses arising out of (i) any failure of Platform Agent to comply with any of the terms and conditions of this Agreement or any other Program Document, (ii) the inaccuracy of any representation or warranty made by Platform Agent herein or any other Program Document, (iii) any infringement by Platform Agent of any Marks of Bank, or the use thereof hereunder or any infringement or misappropriation or alleged infringement or misappropriation of any Intellectual Property Rights, (iv) a failure of Platform Agent to comply, in respect of its obligations in connection with the Program hereunder, with any material Applicable Laws, (v) any act or omission by a Merchant in connection with the Program, (vi) any claim that a Loan Document, the Program Materials, the Advertising Materials, any other Program Document or any other aspect of the Program violate any Applicable Law (whether material or immaterial), (vii) any claims based on a fraudulent application submitted by a Loan Applicant or (viii) any Information Security Incident attributable to Platform Agent. Platform Agent shall indemnify Bank for all Losses incurred by Bank in connection with its participation in the Program or being a party to any Program Document. Platform Agent agrees to promptly notify Bank of any event or occurrence that would reasonably be expected to impair Platform Agent’s capacity to honor its indemnification obligations under this Agreement. For the avoidance of doubt, Bank hereby acknowledges and agrees that the foregoing undertakings are not and shall not be construed to be a guaranty of payment or performance by any Borrower of all or any amounts owed in relation to any Loan, nor shall be enforced in a manner that would render such undertaking the legal or economic equivalent of a guaranty by Purchaser of such payment or performance by any Borrower.
(b) Indemnification by Bank. Except to the extent of any Losses which arise directly from any act or omission of Platform Agent or an Affiliate of Platform Agent, Bank shall be liable to and shall indemnify and hold harmless Platform Agent and its officers, directors, employees, agents and Affiliates and permitted assigns, from and against any Losses arising out of (i) the failure of Bank to comply with any of the terms and conditions of this Agreement or in any Program Document, (ii) the inaccuracy of any representation or warranty made by Bank in this Agreement or in any Program Document, (iii) any infringement or alleged infringement by Bank of any trade names or Marks of Platform Agent, or the use thereof hereunder or any infringement or misappropriation or alleged misappropriation of any Intellectual Property Rights, (iv) a failure of the Bank to comply, in respect of its obligations in connection with the Program hereunder, with any material Applicable Laws in connection with the Program hereunder, or (v) any Information Security Incident attributable to Bank.
(c) Notice of Claims. In the event any claim is made, any suit or action is commenced or any knowledge of a state of facts that, if not corrected, would clearly and unequivocally give rise to a right of indemnification of a party hereunder by the other party is received, the indemnified party will give written notice to the indemnifying party as promptly as practicable, but, in the case of lawsuit, in no event later than the time necessary to enable the indemnifying party to file a timely answer to the complaint. The indemnified party shall make available to the indemnifying party and its counsel and accountants at reasonable times and for reasonable periods, during normal business hours, all books and records of the indemnified party relating to any such possible claim for indemnification, and each party hereunder will render to the other such assistance as it may reasonably require of the other (at the expenses of the party requesting assistance) in order to insure prompt and adequate defense of any suit, claim or proceeding based upon a state of facts which may give rise to a right of indemnification hereunder.
(d) Defense and Counsel. Subject to the terms hereof, the indemnifying party shall have the exclusive right to assume the defense of any suit, claim, action or proceeding. In the event that the indemnifying party elects to defend any suit, claim or proceeding, then the indemnifying party shall notify the indemnified party via facsimile transmission or email, with a copy by mail, within thirty (30) days of having been notified pursuant to this Section 10.1 that the indemnifying party elects to employ counsel and assume the defense of any such claim, suit, action or proceeding. The indemnifying party shall institute and maintain any such defense diligently and reasonably and shall keep the indemnified party fully advised of the status thereof. The indemnified party shall have the right to employ its own counsel if the indemnified party so elects to assume such defense, but the fees and expense of such counsel shall be at the indemnified party’s expenses, unless (i) the employment of such counsel shall have been authorized in writing by the indemnifying party; (ii) such indemnified party shall have reasonably concluded that the interests of such parties are conflicting such that it would be inappropriate for the same counsel to represent both parties or shall have reasonably concluded that the ability of the parties to prevail in the defense of any claim are improved if separate counsel represents the indemnified party (in which case the indemnifying party shall not have the right to direct the defense of such action on behalf of the indemnified party), and in either of such events such reasonable fees and expenses shall be borne by the indemnifying party; (iii) the indemnified party shall have reasonably concluded that it is necessary to institute separate litigation, whether in the same or another court, in order to defend the claims asserted against it; (iv) the indemnified party reasonably concludes that the ability of the parties to prevail in the defense of any claim is materially improved if separate counsel represents the indemnified party; and (v) the indemnifying party shall not have employed counsel reasonably acceptable to the indemnified party to take charge of the defense of such action after electing to assume the defense thereof. In the event that the indemnifying party elects not to assume the defense of any suit, claim, action or proceeding, then the indemnified party shall do so and the indemnifying party shall pay for, or reimburse indemnified party, as the indemnified party shall elect, all Losses of the indemnified party.
(e) Settlement of Claims. The indemnifying party shall have the right to compromise and settle any suit, claim or proceeding in the name of the indemnified party; provided, however, that the indemnifying party shall not compromise or settle a suit, claim or proceeding (i) unless it indemnifies the indemnified party for all Losses arising out of or relating thereto and (ii) with respect to any suit, claim or proceeding which seeks any non-monetary relief, without the consent of the indemnified party, which consent shall not unreasonably be withheld. The indemnifying party shall not be permitted to make any admission of guilt on behalf of the indemnified party. Any final judgment or decree entered on or in, any claim, suit or action which the indemnifying party did not assume the defense of in accordance herewith, shall be deemed to have been consented to by, and shall be binding upon, the indemnifying party as fully as if the indemnifying party had assumed the defense thereof and a final judgment or decree had been entered in such suit or action, or with regard to such claim, by a court of competent jurisdiction for the amount of such settlement, compromise, judgment or decree. The indemnifying party shall be subrogated to any claims or rights of the indemnified party as against any other Persons with respect to any amount paid by the indemnifying party under this Section 10.1(e).
(f) Indemnification Payments. Amounts owing under this Section 10.1 shall be paid promptly upon written demand for indemnification containing in reasonable detail the facts giving rise to such Losses.
(g) Single Recovery. To the extent that an indemnified party may be indemnified for a Loss under this Agreement, the Sale Agreement or the Servicing Agreement, the indemnified party may seek only a single recovery for the Loss.
Section 10.2.    Limitation of Liability. EXCEPT FOR A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT, A PARTY’S BREACH OF ITS OBLIGATIONS TO COMPLY WITH ALL APPLICABLE LAWS, OR A PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR FRAUD, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, SPECIAL, INCIDENTAL,

PUNITIVE, CONSEQUENTIAL, OR EXEMPLARY DAMAGES OR LOST PROFITS (EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES) ARISING OUT OF OR IN CONNECTION WITH THE PROGRAM DOCUMENTS; PROVIDED, HOWEVER, THAT DATA BREACH NOTIFICATION RELATED COSTS SHALL NOT BE DEEMED INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL OR EXEMPLARY DAMAGES.
Section 10.3.    Governing Law. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF MISSOURI, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.
EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY MISSOURI STATE OR FEDERAL COURT SITTING IN JACKSON COUNTY, MISSOURI IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURTS OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURTS. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT THEY MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT NOT SUBJECT TO FURTHER APPEAL, IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
Section 10.4.    Confidential Information.
(a)    In performing their obligations pursuant to this Agreement, either party may disclose Confidential Information to the other party, either directly or indirectly, in writing, orally or by inspection of intangible objects (including documents).
(b)    Bank and Platform Agent agree that Confidential Information shall be used by each party solely in the performance of its obligations under the Program Documents.
(c)    Each party (including their respective Representatives) shall receive Confidential Information in confidence and shall not, without the prior written consent of the disclosing party, disclose any Confidential Information of the disclosing party; provided, however, that there shall be no obligation on the part of the parties to maintain in confidence any Confidential Information disclosed to it by the other which (i) is generally known to the trade or the public at the time of such disclosure, (ii) becomes generally known to the trade or the public subsequent to the time of such disclosure, but not as a result of disclosure by the other in violation of this Agreement, (iii) is legally received by either party or any of its respective Representatives from a third party on a non-confidential basis provided that to such party’s knowledge such third party is not prohibited from disclosing such information to the receiving party by a contractual, legal or fiduciary obligation to the other party, its Representatives or another party, or (iv) was or hereafter is independently developed by either party or any of its Representatives without using Confidential Information or in violation of its obligations under this Agreement.
(d)    The parties agree that the disclosing party owns all rights, title and interest in and to its Confidential Information, and that the party receiving such Confidential Information will not reverse-engineer any software or other materials embodying the Confidential Information. The parties acknowledge that Confidential Information is being provided for limited use internally, and the receiving party agrees to use the Confidential Information only in accordance with the terms and conditions of this Agreement.
(e)    Notwithstanding the foregoing, however, disclosure of the Confidential Information may be made if, and to the extent, requested or required by court proceedings, Applicable Laws or Governmental Authority without liability and, except as required by the following sentence, without notice to the other party. In the event that the receiving party or any of its Representatives receives a demand or request to disclose all or any part of the disclosing party’s Confidential Information to a Governmental Authority, (i) to the extent practicable and permitted, the receiving party agrees to use commercially reasonable efforts under the circumstances to notify the disclosing party of the existence, terms and circumstances surrounding such a demand or request and (ii) if the receiving party or its applicable Representative is compelled to disclose all or a portion of the disclosing party’s Confidential Information, the receiving party or its applicable Representative may disclose that Confidential Information that its counsel advises that it is compelled to disclose and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to the Confidential Information that is being so disclosed.
(f)    Each party represents and covenants that it will protect the Confidential Information of the other party in accordance with prudent business practices and will use the same degree of care to protect the other party’s Confidential Information that it uses to protect its own confidential information of a similar type. Except as expressly provided herein, no right or license whatsoever is granted with respect to the Confidential Information or otherwise.
Following termination of this Agreement and to the extent permissible under Applicable Law and in compliance with any applicable Bank or Platform Agent policies, upon the request of the disclosing party, the non-disclosing party will, within thirty (30) days after receiving a request by the disclosing party, destroy all Confidential Information furnished to it or any of its Representatives by or on behalf of the disclosing party. Except to the extent a party is advised by legal counsel that such destruction is prohibited by law, the non-disclosing party and its Representatives will also destroy all written material, memoranda, notes, copies, excerpts and other writings or recordings whatsoever prepared by the non-disclosing party or its Representatives based upon, containing or otherwise reflecting any Confidential Information; provided, however, that neither the non-disclosing party nor any of its Representatives shall be obligated to return or destroy Confidential Information (i) to the extent it has been electronically archived by any such party in accordance with its automated security or disaster recovery procedures as in effect from time to time or (ii) to the extent required by their respective internal record retention policies for legal, compliance or regulatory purposes; provided that any such Confidential Information so retained shall remain subject to the confidentiality provisions contained herein for so long as it is retained by the non-disclosing party, irrespective of the Term of this Agreement. At the request of the disclosing party made at the time of its request for the return or destruction of Confidential Information, the return or destruction of materials in accordance with the foregoing shall be certified to the disclosing party in writing by a Representative of the non-disclosing party.
Section 10.5.    Privacy Law Compliance; Security Breach Disclosure. In addition to the requirements of Section 10.4, each party agrees that it shall obtain, use, retain and share Customer Information in strict compliance with all applicable state and federal laws and regulations concerning the privacy and confidentiality of such Customer Information, including the requirements of the federal Gramm-Leach-Bliley Act of 1999, its implementing regulations, the California Consumer Privacy Act, Cal. Civ. Code §1798.100 et seq., and any regulations promulgated thereunder by the Attorney General of California, and Bank’s privacy notice, in connection with this Agreement. Neither party shall disclose or use Customer Information concerning Borrowers or Loan Applicants other than (a) to carry out the purposes for which such Customer Information has been disclosed to it hereunder, (b) in connection with a sale or financing of the related Loans or (c) to the extent requested or required by court process, Applicable Laws or Governmental Authority. Further, Platform Agent shall by written contract require any Third-Party Service Providers to maintain the confidentiality of Customer Information in a similar manner.
Each party shall immediately inform the other party in writing of any Information Security Incident of which the notifying party becomes aware, but in no case later than twenty-four (24) hours after it becomes aware of such Information Security Incident. Such notice shall summarize in reasonable detail the effect on such party, if known, of the Information Security Incident and the corrective action taken or to be taken by the notifying party. The notifying party shall promptly take all necessary and advisable corrective actions and shall cooperate fully with the other party in all reasonable and lawful efforts to prevent, mitigate or rectify such Information Security Incident. The notifying party shall (i) investigate such Information Security Incident and perform a root cause analysis thereon; (ii) remediate the effects of such Information Security Incident; and (iii) provide the other party with such assurances as such party shall request that such Information Security Incident is not likely to recur. The content of any filings, communications, notices, press releases or reports related to any Information Security Incident shall be approved by the other party prior to any publication or communication thereof.
Upon the occurrence of an Information Security Incident involving nonpublic personal information in the possession, custody or control of either party or for which such party is otherwise responsible, such party shall reimburse the other party on demand for all reasonable Notification Related Costs incurred by such party arising out of or in connection with any such Information Security Incident.
In addition, each party agrees that it will not make any material changes to its security procedures and requirements affecting the performance of its obligations hereunder which would materially reduce the security of its operations or materially reduce the confidentiality of any databases and information maintained with respect to the parties hereto, Borrowers and Loan Applicants without the prior written consent of Bank.
Each of Bank and Platform Agent agrees and represents to the other that it and each of its Third-Party Service Providers have, or will have prior to the receipt of any Confidential Information or Customer Information, designed and implemented an information security program that will comply in all material respects with the applicable requirements set forth in 12 C.F.R. Part 332 (Privacy of Consumer Financial Information), 12 C.F.R. Part 364 (including the Interagency Guidelines Establishing Information Security Standards found at Appendix B to Part 364), and 16 C.F.R Part 314, all as amended, supplemented or interpreted in writing by Regulatory Authorities and all other Applicable Law.
Section 10.6.    Force Majeure. In the event that either party fails to perform its obligations under the Program Documents in whole or in part as a consequence of events beyond its reasonable control (including acts of God, fire, explosion, public utility failure, accident, floods, embargoes, epidemics, war, terrorist acts, nuclear disaster or riot), such failure to perform shall not be considered a breach of the Program Documents during the period of such disability. In the event of any force majeure occurrence as set forth in this Section 10.6, the disabled party shall use its best efforts to meet its obligations as set forth in the Program Documents. The disabled party shall promptly and in writing advise the other party if it is unable to perform due to a force majeure event, the expected duration of such inability to perform and of any developments (or changes therein) that appear likely to affect the ability of that party to perform any of its obligations hereunder in whole or in part.
Section 10.7.    Relationship of Parties; No Authority to Bind. Bank and Platform Agent agree that they are independent contractors to each other in performing their respective obligations hereunder. Nothing in this Agreement or in the working relationship established and developed hereunder shall be deemed or is intended to be deemed, nor shall it cause, Bank and Platform Agent to be treated as partners, joint venturers or otherwise as joint associates for profit. Platform Agent understands and agrees that Bank shall be responsible for all decisions to make or fund a Loan. Platform Agent shall not modify the terms of any Loan Document on behalf of Bank prior to purchase of the Loan by Platform Agent. Platform Agent’s responsibilities hereunder shall not constitute the “receipt” of the Loan Documents by Bank; instead, Bank shall be deemed to have received and reviewed the Loan Documents and supporting materials only after the Loan Documents and materials have previously been received at Bank’s offices, at which time and place Bank shall decide whether to make the Loan. Platform Agent shall not represent to anyone that Platform Agent has the authority or power to do any of the foregoing and shall make no representations concerning Bank’s transactions except as Bank shall expressly authorize in writing. Bank shall not have any authority or control over any of the property interests or employees of Platform Agent. Without limitation of the foregoing, Bank and Platform Agent intend, and they agree to undertake such action as may be necessary or advisable to ensure, that: (a) the Program complies with federal guidelines regarding outsourcing of bank-related activities, installment loans, bank supervision and control and safety and soundness procedures; (b) Bank is the lender under applicable federal standards and is authorized to export its home-state interest rates and matters material to the rate under 12 U.S.C.A. § 1831d; and (c)

all activities related to the marketing and origination of a loan are made by or on behalf of Bank as disclosed principal for any relevant regulatory, agency law and contract-law purposes.
Section 10.8.    Severability. In the event that any part of this Agreement is ruled by a court, Regulatory Authority or other public or private tribunal of competent jurisdiction to be invalid or unenforceable, such provision shall be deemed to have been omitted from this Agreement. The remainder of this Agreement shall remain in full force and effect and shall be modified to any extent necessary to give such force and effect to the remaining provisions, but only to such extent. In addition, if the operation of the Program or the compliance by a party with its obligations set forth herein causes or results in a violation of an Applicable Law, the parties agree to negotiate in good faith to modify the Program or this Agreement as necessary in order to permit the parties to continue the Program in full compliance with Applicable Laws.
Section 10.9.    Successors and Third Parties. This Agreement and the rights and obligations hereunder shall bind and inure to the benefit of the parties hereto and their successors and assigns. The rights and benefits hereunder are specific to the parties and shall not be delegated or assigned without the prior written consent, not to be unreasonably withheld, of the other party. Nothing in this Agreement is intended to create or grant any right, privilege or other benefit to or for any person or entity other than the parties hereto. Notwithstanding the foregoing, in the event that (a) Bank agrees to sell all, or substantially all, of its assets to a third party or (b) agrees to merge with a third party pursuant to which Bank will not be the surviving entity, then Bank may assign this Agreement and its rights hereunder to such third party upon Platform Agent’s consent, provided that to the extent Platform Agent does not consent to such assignment then Bank may terminate this Agreement.
Section 10.10.    Notices. All notices and other communications under this Agreement shall be in writing (including communication by facsimile copy or other electronic means) and shall be deemed to have been duly given when delivered in person, by facsimile or email transmission, by express or overnight mail delivered by a nationally recognized courier (delivery charges prepaid), or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:
To Bank:        Lead Bank
1801 Main Street
Kansas City, MO 64108
Attention: Chief Legal and Risk Officer
Email: [***] and [***]

To Platform Agent:    Affirm, Inc.
650 California St., 12th Floor
San Francisco, CA 94108
Attention: Brooke Major-Reid, Chief Capital Officer
Email: [***]

With a copy to:    Affirm, Inc.
650 California St., 12th Floor

San Francisco, CA 94108
Attention: Capital Legal
Email: [***]

Section 10.11.    Waiver; Amendments. The delay or failure of either party to enforce any of the provisions of this Agreement shall not be construed to be a waiver of any right of that party. All waivers must be in writing and signed by both parties. Subject to Section 2.3(a), alterations, modifications or amendments of a provision of this Agreement, including all exhibits and schedules attached hereto, shall not be binding and shall be void unless such alteration, modification or amendment is in writing and signed by authorized representatives of Platform Agent and Bank.
Section 10.12.    Counterparts. This Agreement may be executed and delivered by the parties hereto in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The parties agree that this Agreement and signature pages may be transmitted between them by electronic mail and that PDF signatures may constitute original signatures and that a PDF signature page containing the signature (PDF or original) is binding upon the parties.
Section 10.13.    Further Assurances. From time to time, each party will execute and deliver to the other such additional documents and will provide such additional information as such other party may reasonably require to carry out the terms of this Agreement.
Section 10.14.    Entire Agreement. The Program Documents, including this Agreement and its schedules and exhibits (all of which schedules and exhibits are hereby incorporated into this Agreement) and the documents executed and delivered pursuant hereto and thereto, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof, and supersede any prior or contemporaneous negotiations or oral or written agreements between the parties hereto with respect to the subject matter hereof or thereof, except where survival of prior written agreements is expressly provided for herein.
Section 10.15.    Survival. The terms of Section 4.2(f), Section 4.2(g), Section 4.3 (Intellectual Property), Section 8.2 (Effect of Termination), and this Article X (Miscellaneous) shall survive the termination or expiration of this Agreement.
Section 10.16.    Referrals. Neither party has agreed to pay any fee or commission to any agent, broker, finder or other person for or on account of such person’s services rendered in connection with this Agreement that would give rise to any valid claim against the other party for any commission, finder’s fee or like payment.
Section 10.17.    Interpretation. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments thereto, and the same shall be construed neither for nor against either party, but shall be given a reasonable interpretation in accordance with the plain meaning of its terms and the intent of the parties.

Section 10.18.    Headings. Captions and headings in this Agreement are for convenience only, and are not deemed part of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date set forth above.
LEAD BANK

By:    /s/ Homam Maalouf______________
    Name: Homam Maalouf
    Title:    Chief Product Strategy Officer

AFFIRM, INC.

By:    /s/ Brooke Major-Reid____________
    Name: Brooke Major-Reid
Title: Chief Capital Officer

EXHIBIT A
Program Terms
[***]

EXHIBIT B
[Reserved]

Exhibit B-2

EXHIBIT C

Compliance Guidelines
These Compliance Guidelines form a part of the Program Guidelines under the Loan Program Agreement (the “Agreement”) between Lead Bank, an FDIC insured state-chartered bank (“Bank”) and Affirm, Inc., a Delaware corporation (the “Platform Agent”) Capitalized terms used and not defined herein shall have the meanings given to those terms in the Agreement.
Platform Agent hereby agrees that it, and all of its permitted assigns under the Agreement shall promptly adopt and maintain a Compliance Management System (“CMS”) reasonably designed to ensure compliance with the terms of the Agreement, all Applicable Laws (as defined below) and the Program Guidelines. All capitalized terms not defined herein shall have the meaning set forth in the Agreement.
Platform Agent, including its Affiliates and Subsidiaries, shall maintain a CMS sufficient to operate the Program in accordance with all Applicable Laws and the Program Guidelines, including policies and procedures for compliance with the following laws, regulations, and supervisory guidance, all as amended, supplemented or interpreted in writing by Regulatory Authorities and all other Applicable Law:
1. Truth in Lending Act, 15 U.S.C. § 1601 et seq., and implementing regulations Regulation Z;
2. Uniform Retail Credit Classification and Account Management Policy, 65 Fed. Reg. 36904 (FIL-40-2000, June 12, 2000);
3. Guidance for Managing Third Party Risk (FIL-44-2008, June 6, 2008) or such successor or replacement guidance as may be in effect from Bank’s Regulatory Authorities from time to time;
4. All Fair Lending Laws (“Fair Lending Laws”), including:
a. Equal Credit Opportunity Act, 15 U.S.C. § 1691 et seq., and Regulation B,
b. Military Lending Act, 10 U.S.C. § 101 et seq.
c. Servicemembers Civil Relief Act (“SCRA”)
5. Fair Debt Collection Practices Act, 15 U.S.C. § 1692 et seq., and implementing regulations Regulation F;
6. Fair Credit Reporting Act, and implementing Regulation V, and Fair Credit Billing Act;
7. Bank Secrecy Act (“BSA”) 31 U.S.C. § 5311 et seq. and Chapter X and Anti-Money Laundering (“AML”) laws and regulations;
8. All applicable sections of the USA PATRIOT Act and implementing regulations related to Know-Your-Customer (“KYC”) and Customer Identification Programs (“CIP”);
9. Office of Foreign Assets Control (“OFAC”) regulations (31 C.F.R. Chapter V);
10. National Automated Clearing House Association Rules, Regulations, and Guidelines;
11. The Electronic Funds Transfer Act, 15 U.S.C. § 1693 et seq., and Regulation E;
12. All applicable regulations, guidelines, and commentaries issued by the Board of Governors of the Federal Reserve System and the Federal Financial Institutions Examination Council related to electronic funds transfer;
13. Gramm-Leach-Bliley Act, 15 U.S.C. § 6801 et seq., and Regulation P, and any other applicable state and federal privacy statutes, including the California Consumer

Privacy Act (California Civil Code 1798.100 et seq.) and any implementing regulations;
14. Telephone Consumer Protection Act and all rules and regulations applicable to the Do-Not-Call-Registry and the Telemarketing Sales Rule (16 C.F.R. Part 310);
15. State statutes applicable to the recording/monitoring calls, including California Penal Code 632 et seq.;
16. Federal Trade Commission Act and all state acts governing fair trade and trade practices, including Unfair, Deceptive or Abusive Acts or Practices (“UDAAP”), 12 U.S.C. § 5536 et seq. and California Civil Code 1770 et seq.;
17. Article 4A of the Uniform Commercial Code as in effect in the geographic locations in which the Program is conducted;
18. Consumer Financial Information Privacy requirements set forth at 12 C.F.R. Part 332, the Interagency Guidelines Establishing Information Security Standards found at Appendix B to 12 C.F.R. Part 364, and a safeguards policy, demonstrating the safeguarding of consumer data in transmission and storage consistent with 16 C.F.R. § 314 (“Safeguards Rule”) and, as applicable, the Payment Card Industry Data Security Standard, as amended, including the rules and regulations thereunder;
19. Interagency Computer-Security Incident Notification Requirements for Banking Organizations and Their Bank Service Providers (12 C.F.R. § 304.21 et seq.);
20. The CAN-SPAM Act (15 U.S.C. 7701 et seq.) and CAN-SPAM Rule (16 C.F.R. Part 316);
21. The Electronic Signatures in Global and National Commerce Act (“E-SIGN Act”) (15 U.S.C. 7001 et seq.) and any applicable state Uniform Electronic Transactions Acts (“UETA”);
22. FDIC membership advertising regulations (12 C.F.R. Part 328);
23. Right to Financial Privacy Action, 12 U.S.C. § 3401;
24. Red flags policy, demonstrating fraud prevention (12 C.F.R. §§ 222 and 1022);
25. The ADA as applied to websites, including conformance with WCAG Level AA (or higher) of the current WCAG version; and
26. All state and local laws related to the matters addressed above.

To the extent that Platform Agent is not subject to such statutes, rules and regulations, but Bank is so subject as it relates to the Program, it shall be the responsibility of [***].

In addition, Platform Agent, including its affiliates and subsidiaries, shall [***].

Platform Agent will maintain the following records related to the Program for as long as the
Agreement is in effect and for a minimum period of [***] following the termination of the Agreement:

[***]

Bank shall assist Platform Agent in connection with Platform Agent’s responsibilities outlined in
(a) through (c) by mutually retaining such approvals.

EXHIBIT D

Form of Loan Origination Report
[***]

EXHIBIT E

[Reserved]

EXHIBIT F

Notice/Approval and Response Guidelines

[***]

    EXHIBIT G

List of Current Third-Party Service Providers

[***]

Schedule 3.2(f)
[***]